                        PRESS RELEASE
9 Meters Added to Russell 2000® and 3000® Indexes

RALEIGH, NC / June 28, 2021 / 9 Meters Biopharma, Inc. (NASDAQ:NMTR), a clinical-stage biotechnology company focused on rare and unmet needs in gastroenterology, announced today it has joined the broad-market Russell 3000® Index and the small-cap Russell 2000® Index at the conclusion of the Russell U.S. Indexes annual reconstitution. These updated Indexes will become effective after U.S. equity markets open today, Monday June 28, 2021.

The annual reconstitution of the Russell indexes captures the 4,000 largest U.S. stocks as of May 7, 2021, ranking them by total market capitalization. Membership in the Russell 3000® Index, which remains in place for one year, means automatic inclusion in the large-cap Russell 1000® Index or small-cap Russell 2000® Index as well as the appropriate growth and value style indexes. FTSE Russell determines membership for its Russell indexes primarily by objective, market-capitalization rankings and style attributes.

“The addition of 9 Meters to these Russell Indexes is indicative of both the perseverance and accomplishments our team has made in the last year as we strive to become the treatment leader in rare and unmet gastroenterology disorders,” said John Temperato, President and Chief Executive Officer of 9 Meters. “Our inclusion in the Russell Indexes will raise our visibility among the international investment community at a favorable time, as we move towards several upcoming milestones.”

Russell indexes are widely used by investment managers and institutional investors for index funds and as benchmarks for active investment strategies. Approximately $9 trillion in assets are benchmarked against Russell’s U.S. indexes. Russell indexes are part of FTSE Russell, a leading global index provider.

For more information on the Russell 3000®, Russell 2000®, Russell Microcap® Indexes and the Russell indexes reconstitution, go to the Russell Reconstitution section on the FTSE Russell website: https://www.ftserussell.com/resources/russell-reconstitution

About FTSE Russell
FTSE Russell is a global index leader that provides innovative benchmarking, analytics and data solutions for investors worldwide. FTSE Russell calculates thousands of indexes that measure and benchmark markets and asset classes in more than 70 countries, covering 98% of the investable market globally.

FTSE Russell index expertise and products are used extensively by institutional and retail investors globally. Approximately $17.9 trillion is currently benchmarked to FTSE Russell indexes. For over 30 years, leading asset owners, asset managers, ETF providers and investment banks have chosen FTSE Russell indexes to benchmark their investment performance and create ETFs, structured products and index-based derivatives.

A core set of universal principles guides FTSE Russell index design and management: a transparent rules-based methodology is informed by independent committees of leading market participants. FTSE Russell is focused on applying the highest industry standards in index design and governance and embraces the IOSCO Principles. FTSE Russell is also focused on index innovation and customer partnerships as it seeks to enhance the breadth, depth and reach of its offering. FTSE Russell is wholly owned by London Stock Exchange Group.
For more information, visit www.ftserussell.com.

About 9 Meters Biopharma
9 Meters Biopharma, Inc. ("the Company") is a rare and unmet needs-focused gastroenterology company. The Company is advancing vurolenatide, a proprietary long-acting GLP-1 agonist, into a Phase 2 trial for

                        PRESS RELEASE
short bowel syndrome (SBS), a rare, orphan disease, as well as larazotide, a Phase 3 tight junction regulator being evaluated for symptom improvement in non-responsive celiac disease.

For more information, please visit www.9meters.com or follow 9 Meters on Twitter and LinkedIn.

Forward-looking Statements
This press release includes forward-looking statements based upon the Company's current expectations. Forward-looking statements include, but are not limited to, statements that express our intentions, beliefs, expectations, strategies, predictions or any other statements relating to our future activities or other future events or conditions. These statements are based on current expectations, estimates and projections about our business based, in part, on assumptions made by management. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation: uncertainties associated with whether inclusion in the Russell 3000® Index and Russell 2000® Index will increase the Company’s visibility, value and exposure to investors; uncertainties associated with the clinical development and regulatory approval of product candidates; uncertainties in obtaining successful clinical results for product candidates and unexpected costs that may result therefrom; risks related to the failure to realize any value from product candidates and preclinical programs being developed and anticipated to be developed in light of inherent risks and difficulties involved in successfully bringing product candidates to market; the impact of COVID-19 on our operations, enrollment in and timing of clinical trials; and risks related to the inability of the Company to obtain sufficient additional capital to continue to advance these product candidates and its preclinical programs. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements because of these risks and uncertainties. These and other risks and uncertainties are more fully described in periodic filings with the SEC, including the factors described in the section entitled "Risk Factors" in the Company's Annual Report on Form 10-K for the year ended December 31, 2020, Form 10-Q for the quarter ended March 31, 2021 and in other filings that the Company has made and future filings the Company will make with the SEC. You should not place undue reliance on these forward-looking statements, which are made only as of the date hereof or as of the dates indicated in the forward-looking statements. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in its expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

Corporate contacts
Edward J. Sitar
Chief Financial Officer
9 Meters Biopharma, Inc.
investor-relations@9meters.com
www.9meters.com

Media contact
Veronica Eames
LifeSci Communications, LLC
veames@lifescicomms.com
203-942-4626

Investor contact
Corey Davis, Ph.D.
LifeSci Advisors, LLC
cdavis@lifesciadvisors.com
212-915-2577

SOURCE: 9 Meters Biopharma